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                                                                   Exhibit 99.10


                                 EMPLOYMENT AGREEMENT


     AGREEMENT made as of July 8 , 1998, by and between ROBERT BERGLASS ("Employee"), and DEP Corporation ("Employer") to be effective as provided in paragraph 3 below.

     1. EMPLOYMENT. As of the effective date, Employer agrees to employ Employee, and Employee agrees to serve as an employee of Employer, pursuant to the terms and conditions of this Employment Agreement ("Agreement").

     2.   DUTIES.  Employee's title shall be President and Chief Executive
          Officer.   In such capacity, Employee shall be the senior executive
          officer of Employer, with general supervisory authority over its business and operations, subject to the direction of Employer's Board of Directors. Employee's principal place of business shall be in Los Angeles, California, or its neighboring communities, subject to normal and reasonable requirements for business travel. Employee shall devote all of his business time and attention to the business and affairs of Employer, and shall perform such duties consistent with his position as shall, from time-to-time, be designated by the Employer, which duties shall consist of, but not be limited to achieving sustainable competitive financial long-term success in the marketplace, creating a corporate environment which fosters high standards of leadership, cooperation and teamwork, and promoting systems conducive to excellence in product quality, customer service, and community relations. During the term of this Agreement, Employee promises to render loyal and diligent service to Employer.

     3. TERM. Employee's term of employment, under this Agreement, shall commence as of the effective date of this Agreement and shall continue for a three-year period, unless terminated at an earlier date pursuant to paragraph 7 of this Agreement. The effective date of this Agreement shall be the first date on which Henkel Corporation or its affiliates ("Henkel") becomes the beneficial owner of a majority of the outstanding stock of Employer. As of such date, this Agreement shall supersede in its entirety the Employment Agreement between Employee and Employer dated as of March 23, 1998, and any other agreement relating to the subject matter of this Agreement between Employer and Employee. If Henkel does not become the beneficial owner of a majority of the outstanding stock of Employer by December 31, 1998, this Agreement shall be null and void.

     4. COMPENSATION. In consideration of the performance by Employee of his duties, and promise not to disclose (paragraph 14) and promise not to compete (paragraph 15), Employer shall pay to Employee during the term of his employment the following compensation:


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               a)    SALARY.  A base salary at the rate of not less than
                    $565,000 per year. Such amount is referred to as "Base Salary". In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such amount shall constitute "Base Salary" for purposes of this Agreement. Employee's Base Salary shall be payable in monthly or bi-monthly installments, subject to all applicable federal, state and local withholding, social security, and other taxes or charges required by law to be withheld by an employer.

               b) OTHER BENEFITS. Employee shall be entitled to receive all other employee benefits currently existing, on a basis not less favorable than those provided to Employee immediately prior to the effective date of this Agreement.

               c) INCENTIVE COMPENSATION. In lieu of the current equity opportunity enjoyed by Employee, Employer shall offer the following cash alternative:


               During the term of Employee's employment, Employee shall receive incentive compensation pursuant to the:


               -  Henkel Corporation Management Incentive Plan (MIP)
               -  Henkel Corporation Long-Term Incentive Plan (LTI)

               Employee shall be eligible for participation as of the year 1999 for the following participation as a function of his Base Salary:


               -  MIP maximum opportunity of 45% of Base Salary defined in 4a.
               -  LTI maximum opportunity of 67% of Base Salary defined in 4a.

               The 1999 MIP and LTI incentive payment shall be paid in April of 2000. Employee shall be entitled to receive not less than $250,000 as the aggregate guaranteed minimum incentive payment for 1999 under the MIP and LTI Plans. The 2000 MIP and LTI incentive payment shall be paid in April of 2001. Employee shall be entitled to receive not less than $250,000 as the aggregate guaranteed minimum incentive payment for 2000 under the MIP and LTI Plans.

               For 1998, Employee shall be entitled to a fixed incentive payment equal to $250,000 payable in April 1999.


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     5.   PERQUISITES.  During the term of Employee's employment, Employee shall be entitled to the following perquisites:


               a) AUTOMOBILE. In accordance with established policy, Employer shall provide Employee with the use of an automobile (including insurance, maintenance, and gas) which shall be leased or owned by Employer.

               b) VACATION. Employee shall be entitled to at least 20 days vacation per year plus customary holidays.

     In the event that any of the aforesaid benefits are considered items of taxable income to Employee, Employer will not provide any monies to mitigate or "gross up" any such tax impact.

     6. EXPENSES. Employee shall be entitled to reimbursement for all reasonable and necessary, travel, and other business expenses, incurred by Employee during the performance of his duties, subject to the usual and customary requirements of substantiation and documentation.

     7. TERMINATION. Employee's term of employment is subject to termination upon the occurrence of any of the following:


               a) Upon the death of Employee, effective as of the date of Employee's death.

               b) Upon Employee being permanently and totally disabled, as defined pursuant to the terms of the Employee's then current disability insurance coverage.

               c) For convenience of Employee, effective thirty (30) days after the date of delivery to Employer of such notice in writing.

               d) For convenience of Employer or Henkel, effective thirty (30) days after the date of delivery to Employee of such notice in writing.

               e) By Employee, for Good Reason effective thirty (30) days after date of delivery to Employer of such notice in writing. "GOOD REASON" shall mean any of the following events during Employee's employment with Employer: (a) the assignment of the Employee, without the Employee's consent, to a position other than President and Chief Executive Officer of the Employer, or having authority,


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                    responsibilities or duties that are substantially less than his authority, responsibilities or duties as of the effective date of this Agreement (The parties recognize that Employer may not remain as a separate legal entity and that there may be other reasons why Employee's responsibilities, including but not limited to reporting responsibilities, may change as a result of Employer's integration into the Henkel organization or why Employee's title may change. By themselves, these changes shall not be deemed to constitute "Good Reason" for purposes of this Agreement, provided that the substance of Employee's authority, responsibility or duties are not substantially reduced from those in effect as of the effective date of this Agreement.); (b) the relocation, without the Employee's consent, of the Employer's principal executive offices outside of Los Angeles, California or its neighboring communities; (c) a material breach by the Employer of any provision of this Agreement; (d) the reduction, without Employee's consent, of Employee's Base Salary or incentive compensation opportunity; (e) any substantial reduction of fringe benefits provided to Employee; (f) the Employer's failure to obtain an agreement from any successor or assign of the Employer to assume and agree to perform this Agreement or (d) a Change of Control of the Employer. "CHANGE OF CONTROL" shall mean a transaction where (i) the Employer sells all or substantially all of its assets, except if such sale is to Henkel or an affiliate of Henkel
                    (ii) the Employer participates in a merger, consolidation or other similar type of transaction in which it is not the surviving corporation, unless such transaction is with Henkel or an affiliate of Henkel or (iii) Henkel and its affiliates cease to own a majority of the common stock in the Employer.

               f) By Employer in the event that Employee's employment is terminated by Employer for Good Cause immediately upon notice to Employee of the circumstances leading to such termination for Good Cause. "GOOD CAUSE" shall mean the occurrence of any of the following events during Employee's employment with Employer: (a) Employee's commission of a felony or embezzlement of money or other property of Employer; (b) a wilful and material breach by Employee of any provisions of this Agreement; (c) Employee's wilful and material failure to observe the reasonable directives of Employer's Board of Directors; or (d) willful gross neglect or willful gross misconduct in carrying out Employee's duties.


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     8.   SEVERANCE BENEFITS.  If Employee's employment is terminated pursuant to paragraph  7d or 7e, Employee shall receive the greater of (a) or
          (b), where (a) and (b) are as follows:

               a) Severance payments and continuation of other employment related benefits in an amount and in a form which Employee would receive as a participant in the Henkel Corporation Severance Pay Plan (pursuant to the provisions of such plan or successor plan which is in effect on the date Employee's employment is terminated) or,

               b) A one-time lump sum payment in an amount equal to the sum, as of date Employee's employment is terminated, of Employee's Base Salary, guaranteed minimum incentive payments and fringe benefits specified in paragraphs 4a, 4b and 4c for the remainder of the three (3) year initial term of this Agreement. In addition, Employee shall have the right to participate in all medical, dental, hospitalization, insurance and other benefits which were provided by Employer during the term of his employment hereunder pursuant to paragraph 4(b), until such time as he is eligible for Medicare benefits.
 .
     9. TERMINATION FOR GOOD CAUSE, CONVENIENCE OF EMPLOYEE, DEATH OR DISABILITY. In the event that Employee's employment is terminated pursuant to paragraph 7(a), 7(b), 7(c) or 7(f), Employee will receive payment for all accrued Base Salary, accrued and vested benefits and vacation time through the date of his termination of employment. Except as set forth in this paragraph 9, Employer will have no further obligation to pay severance or benefits of any kind whether under this Agreement or otherwise.

     10.  ARBITRATION.

               a) Any disputes or claims arising out of or concerning Employee's employment or termination by Employer whether arising under theories of liability or damages based upon contract, tort or statute will be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association, except as modified by this Agreement. The arbitrator's decision will be final and binding on both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the parties enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.


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               b)   Any arbitration will be held in Employee's place of
                    employment with Employer. The arbitrator must be an attorney with substantial experience in employment matters, selected by mutual agreement of the parties. If the parties are unable to agree to an arbitrator within thirty (30) days following a demand for arbitration hereunder, an arbitrator meeting the foregoing experience requirement shall be selected by alternately striking names from a list of five
                    (5) such persons provided by the American Arbitration Association (AAA) office located nearest to the place of employment, following a request by the party seeking arbitration for a list of five (5) such attorneys. If either party fails to strike any of the names from the list, the arbitrator will be selected from the list by the other party.

               c)   Each party will have the right to take the deposition of one
                    (1) individual and any expert witness designated by the other party. Each party will also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration. Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure.

               d) The parties agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 days from the date of selection of the arbitrator; provided, however, that the arbitrator will be entitled to extend such 120-day period for one additional 120-day period. The arbitrator will deliver a written award with respect to the dispute to each of the parties, who must promptly act in accordance therewith.

               e) Employer will pay any and all reasonable fees and expenses incurred by Employee in seeking to obtain or enforce any rights or benefits provided by this Agreement, including all reasonable attorneys' and experts' fees and expenses, accountants' fees and expenses, and court costs (if any) that may be incurred by Employee in pursuing a claim for payment of compensation or benefits or other right or entitlement under this Agreement, except that Employee shall not be entitled to such payment unless the Arbitrator shall award Employee in excess of twenty-five thousand dollars ($25,000.00).


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               f)   The arbitrator must act in accordance with the terms and
                    provisions of this Agreement and applicable legal principles and will have no authority to add, delete or modify any term or provision of this Agreement.

     11. AMENDMENT. This Agreement may be amended only by writing, and no modification or waiver of any provision of this Agreement shall be valid, unless in writing, and signed by both parties.

     12. ASSIGNMENT. This Agreement shall be binding and enforceable against the successors and assigns of Employer.

     13. GOVERNING LAW. The terms and provisions of this Agreement shall be governed by the laws of the Sate of California.

     14.  NONDISCLOSURE COVENANT.

               a) Employee hereby agrees and acknowledges that all information pertaining to the prior, current or contemplated conduct and details of Employer, and Henkel ("Confidential Information"), whether generated by Employee or otherwise, and whether generated during regular working hours or otherwise, is the sole property and a valuable and confidential asset of Employer and Henkel. Confidential Information shall include, without limitation, information related to trade secrets, supplier lists, customer lists and needs, identities of customer representatives, contracts, machinery, equipment, computer software, design techniques, credit sources and information, technical know-how, research and development activities and data, inventions, discoveries, distribution, packaging, advertising and selling methods, administrative procedures, private processes, techniques and formulae, as well as other aspects of the affairs and business operations of Employer and Henkel as they may exist from time to time. Confidential Information shall not include (i) information and knowledge that Employee possessed independently of or prior to his employment or association with Employer, and Henkel and (ii) publicly available information in substantially the form in which it is publicly available unless such information is publicly available by reason of unauthorized disclosure or
                    (iii) information of a general nature not pertaining exclusively to Employer and Henkel which could generally be acquired in similar employment with another company. Employee hereby covenants and agrees that during the term of this Agreement and thereafter, whether terminated by Employee or by Employer or Henkel, he shall keep


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                    confidential Information inviolate and confidential and
                    shall not reveal it to any competitor or other person or apply it for his own purpose or that of a third party of otherwise publicize or use Confidential Information without the prior written consent of Employer and Henkel.

               b) Upon any termination of this Agreement or upon demand of Employer or Henkel, Employee shall deliver or cause to be delivered to Employer or Henkel all records, papers, notebooks, memoranda, letters and other repositories of Confidential Information, whether prepared by him or others, including all copies thereof, then in his possession or control, without retaining any copies thereof. During the term of this Agreement, employee shall keep such records, papers, notebooks, memoranda, letters and other repositories of Confidential Information in such a manner so as to deny any unauthorized persons all access thereto.

     15.  NON-COMPETITION COVENANTS.

               a) Employee covenants and agrees that during the term of this Agreement and for a period of six (6) months from the date of termination of this Agreement, he shall not, directly or indirectly, render services for or enter employment with, any competitor doing business in the fields related to Employer's businesses, or such other business segments as Employee may have responsibility for or close involvement in, as a member of the management team. If Employee is offered employment by a company engaged in such competitive business and also doing substantial business in other fields, Employee may accept employment with such competitor provided Henkel is given written assurance by such company that Employee will not be required to provide any services to the market segments referred to above.

               b) Employee further covenants and agrees that during the term of this Agreement and for a period of six (6) months from the date of termination of this Agreement he shall not, directly, or indirectly, influence or attempt to influence any employee, agent, distributor or supplier of Employer or Henkel to terminate or otherwise impair Employer's or Henkel's relationship with such employee, agent, distributor or supplier.

               c) Henkel may elect to extend the non-competition and non-solicitation restrictions contained in paragraphs 15(a) and 15(b) for an additional, consecutive six (6) month period upon payment of $10 to Employee.


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                    Henkel may make such election at any time prior to
                    expiration of the initial six (6) month period.

               d) Employee may solicit the prior written consent of Employer or Henkel to conduct otherwise proscribed by this Agreement by submitting a written request therefore. Employer or Henkel will promptly advise Employee whether it will waive the requirements of this Agreement with respect to such request.

     16. LIMITED EFFECT OF WAIVER BY COMPANY. If the Employer and Henkel waives a breach of any provision of this Agreement by the employee, that waiver will not operate or be construed as a waiver of later breaches by the Employee.

     17.  SEVERABILITY.    If, for any reason, any provision of this Agreement
          is held invalid, the other provisions of this Agreement will remain in effect, insofar as is consistent with law. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Employer (or any predecessor thereof) and the Employee will be deemed reinstated as if this Agreement has not been executed.

     18. CONSIDERATION. The compensation package as outlined in paragraph 4 shall be considered as direct, consideration for Employee's commitment and promise contained in paragraphs 14, 15(a) and 15(b) (as well as for Employee's performance of his duties).


/s/ Robert Berglass                      Date:         July 8, 1998
-------------------------------------    ----------------------------------
ROBERT BERGLASS



DEP CORPORATION


By:   /s/ Philip A. Wilber               Date:         July 8, 1998
-------------------------------------    ----------------------------------
Title: Chairman, Compensation &
       Management Stock Option
       Committee

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